Exhibit 99.1

CPI INTERNATIONAL ANNOUNCES FOURTH QUARTER AND FISCAL YEAR 2008 FINANCIAL RESULTS

PALO ALTO, Calif. – December 15, 2008 – CPI International, Inc. (Nasdaq: CPII), the parent company of Communications & Power Industries, Inc., a leading provider of microwave, radio frequency, power and control solutions for critical defense, communications, medical, scientific and other applications, today announced financial results for its fourth quarter and fiscal year 2008, which ended October 3, 2008.

In fiscal 2008, CPI International (CPI) generated total sales of $370.0 million, a five percent increase from the $351.1 million generated in fiscal 2007.  Sales increased in the defense (radar and electronic warfare), communications, industrial and scientific markets.  Orders booked in fiscal 2008 totaled $374.2 million, a nine percent increase from the $343.7 million booked in the prior fiscal year.  Orders increased in all of CPI’s markets.

In fiscal 2008, CPI generated cash flow from operating activities totaling $33.9 million, or $1.91 per share on a diluted basis, and free cash flow totaling $29.5 million, or $1.67 per share on a diluted basis.  During the fiscal year, the company made debt repayments of $21.0 million, in aggregate.

Net income for fiscal 2008 totaled $20.4 million, or $1.16 per share on a diluted basis, a decrease from the $22.5 million, or $1.27 per share on a diluted basis, generated in fiscal 2007.  The decrease in net income was primarily due to the shipment of products with lower margins, including a significantly greater percentage of new products and products from engineering development programs, particularly from the CPI Malibu Division, which was acquired in August 2007; the unfavorable impact from the weakness of the U.S. dollar in relation to the Canadian dollar; and higher research and development expenses.  Net income for fiscal 2008, as compared to fiscal 2007, was favorably impacted by higher sales volume, lower debt-extinguishment costs and lower interest expense.

EBITDA equaled $61.3 million, or 17 percent of sales, in fiscal 2008, decreasing from $64.3 million, or 18 percent of sales in the previous fiscal year.  The decrease in EBITDA was primarily due to the same factors that impacted net income.

“Despite challenging global economic conditions, CPI maintained our traditionally strong operating performance in fiscal 2008,” said Joe Caldarelli, chief executive officer of CPI.  “We grew our sales and orders levels and remained solidly profitable.  Fiscal 2008’s profitability was especially noteworthy because a larger portion of our sales were for lower-margin development programs and products than has historically been the case.  CPI’s total spending on research and development, which includes both customer-sponsored and company-funded activities, increased approximately 40 percent in fiscal 2008 compared to fiscal 2007.  Furthermore, in fiscal 2008, we again generated very strong cash flow, which was used to retire a significant amount of our debt and repurchase $2.8 million of our common stock.  CPI’s free cash flow conversion, which represents the amount of net income we were able to convert to free cash flow during the fiscal year, was exceptionally strong at 144 percent.  In August 2007, we successfully recapitalized our debt, and the resulting senior credit facility has one significant financial covenant, requiring that we maintain a senior secured leverage ratio of 3.75-to-one; our actual ratio is approximately one-to-one, well within the required ratio.  With this low senior secured leverage ratio and our healthy levels of profitability and cash generation, we do not anticipate any need to restructure our debt or reenter the capital markets before fiscal 2011.”

CPI engaged in higher levels of research, development and engineering activities throughout the organization in fiscal 2008.  In fiscal 2008, CPI increased its investment in company-funded research and development programs from $8.6 million in fiscal 2007 to $10.8 million and, simultaneously, customer-funded research and development activities increased from $7.7 million to $12.0 million.  The company believes that its development programs should result in profitable products and increased future growth potential throughout CPI’s markets and businesses, and expects the elevated levels of development activity to continue for the foreseeable future.

As of October 3, 2008, CPI’s cash and cash equivalents totaled $28.7 million, as compared to $20.5 million as of September 28, 2007.  In fiscal 2008, CPI used its cash to make aggregate debt repayments totaling $21.0 million and to repurchase approximately 206,000 shares of its common stock under the stock repurchase program the company implemented in the third quarter of fiscal 2008, for an aggregate cost of approximately $2.8 million.

Fiscal 2008 Sales Highlights

In fiscal 2008, key sales highlights in the end markets that CPI serves included:
  In the defense markets, which consist of CPI’s radar and electronic warfare markets on a combined basis, sales increased five percent from $144.2 million in fiscal 2007 to $151.8 million in fiscal 2008.  This increase was primarily due to increased sales of products to support military radar systems, including the HAWK surface-to-air missile system, as well as the inclusion of sales of radar products by the CPI Malibu Division in fiscal 2008.
  In the medical market, sales decreased three percent from $67.6 million in fiscal 2007 to $65.8 million in fiscal 2008, primarily due to a $5.5 million decrease in medical sales caused by the absence of a Russian tender program in which CPI participated in fiscal 2006 and 2007, but which did not recur in fiscal 2008.  Excluding the Russian tender program, CPI’s medical sales increased $3.7 million, or six percent, in fiscal 2008 as compared to the previous fiscal year.
  In the communications market, sales increased five percent from $112.3 million in fiscal 2007 to $117.8 million in fiscal 2008.  This increase was primarily due to the inclusion of sales of telemetry and TCDL products by the CPI Malibu Division, as well as the start of production shipments for Increment One of the Warfighter Information Network Tactical (WIN-T) military communications program.
Fourth Quarter 2008 Financial Results

In the fourth quarter of fiscal 2008, CPI generated total sales of $98.6 million, an eight percent increase from the $91.6 million generated in the same quarter of fiscal 2007.  Sales increased in the defense (radar and electronic warfare), medical, communications and industrial end markets.

Fourth quarter net income totaled $6.0 million, or $0.34 per share on a diluted basis, an increase from the $2.8 million, or $0.16 per share on a diluted basis, in the same quarter of fiscal 2007.  Net income in the fourth quarter of fiscal 2007 was negatively impacted by $3.9 million, or $0.22 per share on a diluted basis, in expenses, after taxes, related to debt refinancing implemented during that quarter.

CPI’s EBITDA in the fourth quarter of 2008 equaled $17.4 million, or 18 percent of sales, as compared to $13.6 million, or 15 percent of sales, in the fourth quarter of fiscal 2007.  Expenses related to the debt refinancing implemented in the fourth quarter of fiscal 2007 had a $6.3 million negative impact on CPI’s EBITDA in that quarter.

Fiscal 2009 Outlook

In fiscal 2009, despite the challenging economic environment, CPI expects to continue to generate free cash flow in excess of $20 million, consistent with the company’s long-term guidance.  “We plan to continue to manage our business in a prudent and conservative manner, and are actively managing our expenses,” said Caldarelli.  “However, we are concerned that our customers and end markets may be negatively affected in fiscal 2009 by the current economic conditions.  We continue to experience some delays in the placement of orders and a softening in demand for some of our products and programs, and customer expectations for a number of our products and programs are changing on a regular basis.  Consequently, our visibility into CPI’s performance in fiscal 2009 is considerably less clear than we would like, and we do not feel that we can provide meaningful financial projections for the entire 2009 fiscal year at this time with any confidence.  We currently do not have reliable visibility into the second half of the fiscal year that would allow us to provide guidance within useful ranges.”

Caldarelli continued, “We expect that our financial performance in the first and second quarters of fiscal 2009 will be weaker than our performance in the corresponding quarters of fiscal 2008, based on the delays we have already experienced in the placement of certain orders in the first few months of the new fiscal year.”

Financial Community Conference Call

In conjunction with this announcement, CPI will hold a conference call on Tuesday, December 16, 2008 at 11:00 a.m. (EST) that will be simultaneously broadcast live over the Internet on the company’s Web site.  To participate in the conference call, please dial (877) 795-3646, or (719) 325-4750 for international callers, enter participant pass code 4467659 and ask for the CPI International Fourth Quarter and Fiscal Year 2008 Financial Results Conference Call.  To access the call via the Internet, please visit http://investor.cpii.com.

About CPI International, Inc.

CPI International, Inc., headquartered in Palo Alto, California, is the parent company of Communications & Power Industries, Inc., a leading provider of microwave, radio frequency, power and control solutions for critical defense, communications, medical, scientific and other applications.  Communications & Power Industries, Inc. develops, manufactures and distributes products used to generate, amplify, transmit and receive high-power/high-frequency microwave and radio frequency signals and/or provide power and control for various applications.  End-use applications of these systems include the transmission of radar signals for navigation and location; transmission of deception signals for electronic countermeasures; transmission and amplification of voice, data and video signals for broadcasting, Internet and other types of commercial and military communications; providing power and control for medical diagnostic imaging; and generating microwave energy for radiation therapy in the treatment of cancer and for various industrial and scientific applications.

Non-GAAP Supplemental Information

EBITDA, adjusted EBITDA, adjusted EBITDA margin, free cash flow, free cash flow per share, free cash flow conversion and adjusted free cash flow presented above and in the financial information attached hereto are non-generally accepted accounting principles (GAAP) financial measures.  EBITDA represents earnings before net interest expense, provisions for income taxes and depreciation and amortization.  Adjusted EBITDA represents EBITDA further adjusted to exclude certain non-recurring or non-cash items.  Adjusted EBITDA margin represents adjusted EBITDA divided by sales.  Free cash flow represents net cash provided by operating activities minus capital expenditures and patent application fees.  Free cash flow per share represents free cash flow divided by average shares outstanding on a fully diluted basis.  Free cash flow conversion represents free cash flow divided by net income, expressed as a percentage.  Adjusted free cash flow represents free cash flow further adjusted to exclude certain non-recurring items.  For more information regarding these non-GAAP financial measures for the periods presented and a reconciliation of these measures to GAAP financial information, please see the attached financial information.  In addition, this press release and the attached financial information are available in the investor relations section of the company’s Web site at http://investor.cpii.com.

CPI believes that GAAP-based financial information for leveraged businesses, such as the company’s business, should be supplemented by EBITDA, adjusted EBITDA, adjusted EBITDA margin, free cash flow, free cash flow per share, free cash flow conversion and adjusted free cash flow so that investors better understand the company’s operating performance in connection with their analysis of the company’s business.  In addition, CPI’s management team uses EBITDA and adjusted EBITDA to evaluate the company’s operating performance, to monitor compliance with its senior credit facility, to make day-to-day operating decisions and as a component in the calculation of management bonuses.  Other companies may define EBITDA, adjusted EBITDA, adjusted EBITDA margin, free cash flow, free cash flow per share, free cash flow conversion and adjusted free cash flow differently and, as a result, the company’s measures may not be directly comparable to EBITDA, adjusted EBITDA, adjusted EBITDA margin, free cash flow, free cash flow per share, free cash flow conversion and adjusted free cash flow of other companies.  Because EBITDA, adjusted EBITDA, adjusted EBITDA margin, free cash flow, free cash flow per share, free cash flow conversion and adjusted free cash flow do not include certain material costs, such as interest and taxes, necessary to operate the company’s business, when analyzing the company’s business, these non-GAAP measures should be considered in addition to, and not as a substitute for, net income (loss), net cash provided by (used in) operating activities, net income margin or other statements of operations or statements of cash flows data prepared in accordance with GAAP.

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Certain statements included above constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended.  Forward-looking statements provide our current expectations, beliefs or forecasts of future events.  Forward-looking statements are subject to known and unknown risks and uncertainties, which could cause actual events or results to differ materially from the results projected, expected or implied by these forward looking statements.  These factors include, but are not limited to, competition in our end markets; our significant amount of debt; changes or reductions in the U.S. defense budget; currency fluctuations; U.S. government contracts laws and regulations; changes in technology; the impact of unexpected costs; and inability to obtain raw materials and components.  These and other risks are described in more detail in our periodic filings with the Securities and Exchange Commission.  As a result of these uncertainties, you should not place undue reliance on these forward-looking statements.  All future written and oral forward-looking statements attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section.  New risks and uncertainties arise from time to time, and it is impossible for us to predict these events or how they may affect us.  We undertake no duty or obligation to publicly revise any forward-looking statement to reflect circumstances or events occurring after the date hereof or to reflect the occurrence of unanticipated events or changes in our expectations.

Contact:
Amanda Mogin, Communications & Power Industries, investor relations, 650.846.3998, amanda.mogin@cpii.com

CPI INTERNATIONAL, INC.
and Subsidiaries

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME
(in thousands, except per share data)

	Three Months Ended		Twelve Months Ended
	October 3, 2008	September 28, 2007	October 3, 2008	September 28, 2007
Sales	$98,566	$91,605	$370,014	$351,090
Cost of sales	69,072	61,241	261,086	237,789
Gross profit	29,494	30,364	108,928	113,301
Operating costs and expenses:
Research and development	2,369	2,083	10,789	8,558
Selling and marketing	5,632	4,719	21,144	19,258
General and administrative	5,965	5,434	22,746	21,519
Amortization of acquisition-related intangible assets	759	674	3,103	2,316
Net loss on disposition of fixed assets	2	55	205	129
Total operating costs and expenses	14,727	12,965	57,987	51,780
Operating income	14,767	17,399	50,941	61,521
Interest expense, net	4,811	5,182	19,055	20,939
Loss on debt extinguishment	119	6,331	633	6,331
Income before income taxes	9,837	5,886	31,253	34,251
Income tax expense	3,876	3,109	10,804	11,748
Net income	$5,961	$2,777	$20,449	$22,503

Other comprehensive income, net of tax
Net unrealized (loss) gain on cash flow hedges and other	(812)	17	(2,746)	431
Comprehensive income	$5,149	$2,794	$17,703	$22,934

Earnings per share - Basic	$0.37	$0.17	$1.25	$1.39
Earnings per share - Diluted	$0.34	$0.16	$1.16	$1.27

Shares used to compute earnings per share - Basic	16,278	16,347	16,356	16,242
Shares used to compute earnings per share - Diluted	17,637	17,799	17,697	17,721

CPI International, Inc.
and Subsidiaries

CONSOLIDATED BALANCE SHEETS
(in thousands, except per share data)

	October 3,	September 28,
	2008	2007
Assets
Current Assets:
Cash and cash equivalents	$28,670	$20,474
Restricted cash	776	2,255
Accounts receivable, net	47,348	52,589
Inventories	65,488	67,447
Deferred tax assets	11,411	9,744
Prepaid and other current assets	3,823	4,639
Total current assets	157,516	157,148
Property, plant, and equipment, net	62,487	66,048
Deferred debt issue costs, net	4,994	6,533
Intangible assets, net	78,534	81,743
Goodwill	162,611	161,573
Other long-term assets	806	3,177
Total assets	$466,948	$476,222

Liabilities and stockholders’ equity
Current Liabilities:
Current portion of long-term debt	$1,000	$1,000
Accounts payable	21,109	21,794
Accrued expenses	23,044	26,349
Product warranty	4,159	5,578
Income taxes payable	7,766	8,748
Advance payments from customers	12,335	12,132
Total current liabilities	69,413	75,601
Deferred income taxes	27,321	28,394
Long-term debt, less current portion	224,660	245,567
Other long-term liabilities	1,689	754
Total liabilities	323,083	350,316
Commitments and contingencies
Stockholders’ equity
Preferred stock ($0.01 par value; 10,000 shares
authorized and none issued and outstanding)	-	-
Common stock ($0.01 par value, 90,000 shares
authorized; 16,538 and 16,370 shares issued;
16,332 and 16,370 shares outstanding)	165	164
Additional paid-in capital	71,818	68,763
Accumulated other comprehensive (loss) income	(1,809)	937
Retained earnings	76,491	56,042
Treasury stock, at cost (206 and 0 shares)	(2,800)	-
Total stockholders’ equity	143,865	125,906
Total liabilities and stockholders' equity	$466,948	$476,222

CPI International, Inc.
and Subsidiaries

CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

	Year Ended
	October 3,	September 28,
	2008	2007
Cash flows from operating activities
Net income	$20,449	$22,503
Adjustments to reconcile net income to net
cash provided by operating activities:
Depreciation	7,607	6,562
Amortization of intangibles	3,356	2,536
Amortization of deferred debt issue costs	1,197	1,401
Amortization of discount on floating rate senior notes	15	49
Non-cash loss on debt extinguishment	420	4,659
Non-cash defined benefit pension expense	55	-
Stock-based compensation expense	2,135	1,239
Allowance for doubtful accounts	-	(329)
Deferred income taxes	(1,360)	(561)
Net loss on the disposition of assets	205	129
Tax benefit from stock option exercises	50	1,281
Excess tax benefit on stock option exercises	(18)	(781)
Changes in operating assets and liabilities,
net of acquired assets and assumed liabilities:
Restricted cash	1,479	(509)
Accounts receivable	5,241	(7,388)
Inventories	1,986	(8,473)
Prepaid and other current assets	(470)	(811)
Other long-term assets	(208)	476
Accounts payable	(685)	(215)
Accrued expenses	(4,953)	(320)
Product warranty	(1,419)	(653)
Income taxes payable	(779)	(2,262)
Advance payments from customers	203	2,202
Other long-term liabilities	(625)	924
Net cash provided by operating activities	33,881	21,659

Cash flows from investing activities
Capital expenditures	(4,262)	(8,169)
Acquisitions, net of cash acquired	1,615	(22,174)
Payment of patent application fees	(147)	-
Net cash used in investing activities	(2,794)	(30,343)

Cash flows from financing activities
Proceeds from issuance of debt	-	100,000
Proceeds from stock purchase plan and exercises of stock options	891	1,436
Repayments of debt	(21,000)	(100,750)
Debt issuance costs	-	(2,462)
Purchase of treasury stock	(2,800)	-
Excess tax benefit on stock option exercises	18	781
Net cash used in financing activities	(22,891)	(995)

Net increase (decrease) in cash and cash equivalents	8,196	(9,679)
Cash and cash equivalents at beginning of year	20,474	30,153
Cash and cash equivalents at end of year	$28,670	$20,474

Supplemental cash flow disclosures
Cash paid for interest	$18,720	$22,255
Cash paid for income taxes, net of refunds	$13,099	$13,631

CPI International, Inc.
and Subsidiaries

NON-GAAP SUPPLEMENTAL INFORMATION
EBITDA and Adjusted EBITDA
(in thousands - unaudited)

		Three Months Ended		Year Ended
		October 3,	September 28,	October 3,	September 28,
		2008	2007	2008	2007
Net income		$ 5,961	$ 2,777	$ 20,449	$ 22,503
Depreciation and amortization		2,792	2,491	10,963	9,098
Interest expense, net		4,811	5,182	19,055	20,939
Income tax expense		3,876	3,109	10,804	11,748
EBITDA		17,440	13,559	61,271	64,288

Adjustments to exclude certain non-recurring or non-cash items:
Stock-based compensation expense	(1)	567	350	2,135	1,239
Loss on debt extinguishment	(2)	119	6,331	633	6,331
Inventory correction	(3)	-	(571)	-	(571)
Total adjustments		686	6,110	2,768	6,999
Adjusted EBITDA		$ 18,126	$ 19,669	$ 64,039	$ 71,287

EBITDA margin	(4)	17.7%	14.8%	16.6%	18.3%
Adjusted EBITDA margin	(5)	18.4%	21.5%	17.3%	20.3%
Net income margin	(6)	6.0%	3.0%	5.5%	6.4%

  For the fiscal 2007 periods, represents a non-cash charge for stock options, restricted stock awards and the employee discount related to CPI’s Employee Stock Purchase Plan.  For the fiscal 2008 periods, represents a non-cash charge for the aforementioned items and for restricted stock unit awards.
  Represents the following expenses related to the redemption of floating rate senior notes: $0.081 million and $0.420 million for non-cash costs associated with the write-off of unamortized deferred debt issue costs and issue discount costs for the three months and year ended October 3, 2008, respectively; and $0.038 million and $0.213 million in cash payments for redemption premiums and other expenses for the three months and year ended October 3, 2008, respectively.  For the three months and year ended September 28, 2007, represents expenses related to debt refinancing consisting of $4.659 million for non-cash costs associated with the write-off of unamortized deferred debt issue costs and $1.952 million in cash payments for redemption premiums and other expenses associated with the repurchase and redemption of the floating rate senior notes, partially offset by $0.280 million of cash proceeds from the early termination of the interest rate swap on CPI's floating rate senior note.
  Represents a one-time, non-cash, reduction to cost of sales to correct inventory that was expensed in prior periods.
  Represents EBITDA divided by sales.
  Represents adjusted EBITDA divided by sales.
  Represents net income divided by sales.

CPI International, Inc.
and Subsidiaries

NON-GAAP SUPPLEMENTAL INFORMATION
Free Cash Flow, Adjusted Free Cash Flow, Free Cash Flow Conversion
and Free Cash Flow per Share
(in thousands, except per share and percent data - unaudited)

		Twelve Months Ended
		October 3,
		2008
Net cash provided by operating activities		$33,881
Capital expenditures		(4,262)
Payment of patent application fees		(147)
Free cash flow		29,472

Adjustments to exclude certain non-recurring items:
Cash paid for debt extinguishment costs, net of taxes	(1)	132
Total adjustments		132
Adjusted free cash flow		$29,604

Free cash flow		$29,472
Net income		$20,449
Free cash flow conversion	(2)	144%

Free cash flow per share	(3)	$1.67

  Represents redemption premiums and other expenses associated with the repurchase and redemption of CPI’s floating rate senior notes, net of taxes.
  Represents free cash flow divided by net income, expressed as a percentage.
  Represents free cash flow divided by the “Shares used to compute earnings per share: Diluted” for the year ended October 3, 2008, or 17,697,000 shares.